Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Verso Technologies, Inc.:
We consent to the use of our reports dated February 27, 2004, except as to note 5 which is as of March 16, 2005, with respect to the consolidated statements of operations, shareholders’ equity and cash flows of Verso Technologies, Inc. and subsidiaries for the year ended December 31, 2003, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Atlanta, Georgia
October 26, 2006